STATE OF DELAWARE
CERTIFICATE OF CORRECTION

Youngevity International, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

DOES HEREBY CERTIFY:

1. The name of the corporation is Youngevity International, Inc.

2. That a Certificate of Designation of Powers, Preferences and Rights of Series B Convertible Preferred Stock was filed by the Secretary of State of Delaware on March 2, 2018 (the “Certificate”) and that said Certificate requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.

3. The inaccuracies or defects of said Certificate are a typographical error that refers to Youngevity, Inc. in the first paragraph of Appendix I instead of Youngevity International, Inc. and a typographical error that references Series A Preferred Stock instead of Series B Preferred Stock in Section 2(c) of the Certificate of Designations.

4. The first paragraph of Appendix I shall be amended by replacing the paragraph in its entirety as follows:

The undersigned, being all of the members of the Board of Directors of Youngevity International, Inc. (the “Corporation”), do hereby consent to the following actions and adopt the following preamble and resolutions by written consent pursuant to Section 141(f) of the Delaware General Corporation Law:

5. Section 2(c) of the Corporation’s Certificate shall be amended by replacing Section 2(c) in its entirety as follows:

(c) “Mechanics of Conversion. All shares of Series B Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall immediately cease and terminate on the Conversion Date at the time of conversion, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor, to receive payment in lieu of any fraction of a share otherwise issuable upon such conversion and payment of any dividends declared but unpaid on the Series B Preferred Stock. Any shares of Series B Preferred Stock so converted shall be retired and canceled and return to the status of and constitute authorized but unissued shares of Preferred Stock, without classification as to series until such shares are once more classified as a particular series by the Board of Directors pursuant to the provisions of the Certificate of Incorporation.”

IN WITNESS WHEREOF, said corporation has caused this Certificate of Correction this 13th day of March, 2018.

YOUNGEVITY INTERNATIONAL, INC.

By: /s/ David Briskie
Name: David Briskie
Title: President and Chief Financial Officer